Exhibit 99.2

INVESTOR CONFERENCE CALL SCRIPT – APRIL 9, 2009

Fourth Quarter and Full Fiscal Year 2009
Earnings and
Operational Update Conference Call
Thursday, April 9, 2009
11:00 a.m. EST

Operator will introduce Mark Gustafson as Chairman, President and CEO and host of today’s call and will describe postview information: (800) 642-1687 (US and Canada) and (706) 645-9291 (International), Access Code 9490336 beginning two hours after call is complete on April 9 continuing until midnight on April 13, 2009.

Mark Gustafson

Good morning, everyone, and welcome to Triangle’s Fourth Quarter Fiscal 2009 Earnings Conference Call.

With us today are Howard Anderson, Triangle’s President and Chief Operating Officer and Shaun Toker, our Chief Financial Officer.

We will begin today’s call with a review of fourth quarter and full fiscal year 2009 financial results and that will be highlighted by Shaun.  Then Howard will provide a review of operations and I will then wrap up with some closing comments and we will all be available for your questions.

Over to you Shaun –

Shaun Toker

Thanks Mark.

First we need to get the administrative details out of the way with our safe harbor statement.  Forward looking statements made during this call are based on assumptions we believe are reasonable but are nonetheless subject to a wide range of business risks.    Such risks and uncertainties are more fully described in Triangle’s filings with the Securities and Exchange Commission and the Alberta, British Columbia and Ontario Securities Commissions including our Form 10-K that was filed on EDGAR and on SEDAR.  Forward-looking statements are not guarantees of future performance or an assurance that the Company’s assumptions or projections are correct.  Actual results may differ materially from those projected.

Let me now begin with a brief review of our fourth quarter financial results.  I will start with the actions we took shortly before year end to substantially simplify our balance sheet and provide us with improved financial flexibility in the future.

In December 2005, we had issued convertible debentures that were convertible at $4.00 per share.  In December 2008, we entered into amended agreements for these debentures under which the conversion price was amended to $1.40 per share, at which time $3.5 million of debentures were converted into 2.5 million shares. Subsequent to the amendments, we entered into settlement agreements for the $6.5 million in remaining debt plus $2.2 million in accrued interest. Under the settlement agreements, the convertible debentures holders agreed to accept $6.5 million in cash for the final settlement of the debentures and interest. A gain of $4.1 was recorded on this debt extinguishment.

Moving onto a quick balance sheet review, the debt settlement just discussed, along with the $4 million debt repayment in June 2008, resulted in us becoming debt free at January 31, 2009, at what time we also had $8.4 million in cash and working capital stood at $7.6 million.  This is a significant improvement compared to the January 31, 2008 cash of $4.6 million, working capital deficit of $7.7 million, and face value of long-term debt of $10 million.  Furthermore, our current liabilities declined $12.5 million year-over-year to $2.2 million while total liabilities declined $19.6 million to $2.9 million.  We are very pleased with the balance sheet we now have.

I will now briefly discuss our investing activities. In the fourth quarter of fiscal 2009, we used $1.2 million for investing activities mainly related to shale gas exploration in the Windsor Basin of Eastern Canada, of which $0.4 million was used mainly for the completion of the N-14-A well and the remaining $0.8 million was used to pay down prior quarter payables related to the E-38-A well drilling costs. For the full fiscal year ended January 31, 2009, we reported net cash used in operating activities of $1.2 million, of which $6.1 million was used for net oil and gas additions on three main items:

•	First, we used $1.9 million to pay prior year payables related to the two test wells drilled in 2007 as part of the first phase of the Windsor Block exploration program;
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Second, we spent $1.3 million in the first half of the year to complete the first phase of the Windsor Basin exploration program whereby we completed and tested the two Kennetcook wells drilled in 2007; and

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Third, we used $2.8 million for the second phase of the Windsor Basin exploration program whereby we paid 20% of the expenditures for the three vertical wells we drilled and one well we completed related to our 57% working interest position we retained.

Also during the full fiscal year ended January 31, 2009, we received $0.7 million in cash from partners for prepayments of investing activities and another $4.2 million in cash related to dispositions of oil and gas properties, as follows:

•	$3.0 million for the recovery from a partner of 2007 Windsor Block exploration expenditures related to the Kennetcook #2 well and seismic acquisition;
•	$0.8 million for the sale of its non-core U.S. Rocky Mountain land in Montana;
•	$0.3 million for the sale of 240 net acres of non-core Fayetteville land; and
•	$0.2 million for the sale of a non-core Barnett shale well.

Turning to our statement of operations, today we reported net income for the fourth quarter of $2.4 million, or $0.03 per share, compared with a net loss of $14.3 million, or $0.32 per share, for the same period in fiscal 2008.  The primary contributors to the improvement were the $4.1 million non-cash gain on the debt extinguishment that I just discussed and a $10.8 million decrease in impairments of unproven oil and gas properties compared with the quarter a year-ago.  There was also a $1.9 million decline in the accretion of discounts on our convertible debentures along with a $200,000 decrease in interest expense due to our reduced debt levels throughout fiscal 2009 before we became debt free.   Partially offsetting these benefits were a $300,000 increase in general and administrative expense, a foreign exchange loss of $300,000 and a gain on the sale of assets of $100,000 which was recorded when we sold some of our Fayetteville Shale acreage.

For the full fiscal year 2009, we reported a net loss of $13.8 million, or $0.23 per share, which is significantly lower than the net loss of $29.6 million, or $0.80 per share, that we reported for fiscal 2008.  The decline in the loss from 2008 was primarily due to the previously mentioned $3.9 million non-cash gain on debt extinguishment combined with three key declines of expenses during the year:

•	First, we had a $11.3 million decline in non-cash property impairments;
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Second, we had a $0.5 million decrease in interest and $5.6 million decline in non-cash accretion of discounts on convertible debentures as a result of our reduced debt levels during the year before we became debt free; and

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Third, we had a $1.8 million decline in G&A costs due to reduced stock based compensation since shares of stock that were granted to senior management in 2005 were fully expensed at the beginning of the year.

These benefits were partially offset by a $5.2 million decline in non-cash unrealized gains on the fair value of derivative instruments and a $2.3 million increase in foreign exchange loss. Revenue for the twelve months ended January 31, 2009 totaled $0.4 million compared with $0.6 million in the prior fiscal year, a decrease due to lower production volumes offset partially by increased gas prices.

With that, I will turn the call over to Howard to go into more detail on our operations.

Howard Anderson

Thank you, Shaun.

I’ll be reviewing the status of our exploratory drilling program in Nova Scotia on the Windsor Block in the Maritimes Basin.  As you recall, we completed the first phase in June 2008 and earned a 70% working interest in 516,000 gross acres by drilling our first vertical test well  We also ran 2- and 3-D seismic and drilled and completed a second vertical test well.  That program cost approximately $17.5 million gross, or $14.2 million net to us.

The results of this initial program provided us with sufficient technical information for us to believe that we had found a significant shale gas resource, and gave us the incentive to proceed with the second phase of a shale gas exploration program.

Last May we entered into a Joint Venture Agreement with Zodiac Exploration to drill additional exploratory wells at Windsor.  Zodiac contributed 50% of the gross capital program, and has earned approximately 13% working interest in the project.  Actual working interest will be finalized after the last invoices are received from service companies and suppliers. The cost of cost of this phase was approximately $15.3 million gross (net $3.1 million net to Triangle.)

The primary goals of the second phase, which began last July, was to test the gas content and productivity of Horton Bluff shales in various locations across the Windsor Block and to evaluate potential overlying conventional oil and gas reservoirs.  To this point, we have drilled three vertical exploration wells and completed one of them.  Triangle operated this program, and will continue as operator in the Windsor Block.

The first of these recent vertical exploration wells, N-14-A, spud in mid July 2008 and cased in August 2008. N-14-A is located approximately eight kilometers north of the two 2007 vertical test wells, and was drilled to a depth of 2,600 meters. Log, core, and lab analysis indicate a potentially gas-bearing Horton Bluff shale and sand interval, approximately 1,000 meters thick.

Completion operations commenced on N-14-A in October 2008, finishing in December.  The completion included a four-stage, 200 tonne fracture treatment within a 120 meter interval at of depth of about 1,800 meters. After recovering 15% of the injected frac fluid and associated CO2, but detecting negligible burnable gas, our frac flowback operations were suspended. The well is now shut in for a pressure build-up. We are also evaluating other potential completion intervals within this well.

Geomechanical and insitu stress analysis work has indicated that at the depth evaluated in N-14-A, the fracture treatment likely propagated horizontally rather than in the preferred vertical orientation. This helps to explain the poor flowback results, despite a large gas-in-place resource. The Company is now undertaking a basin analysis study that incorporates the new data with the goal being to further identify optimal stress regimes.

The second vertical exploration well, O-61-C, was drilled and cased by October 2008. This well is located approximately 22 kilometers west of N-14-A, in a separate fault block. Total depth drilled was 2,960 meters.  In this well, we encountered a 300 meter Horton Bluff shale interval and several tight gas sands, as well as indications of potential conventional hydrocarbon reservoirs.

Completion operations commenced in February, starting at the bottom of the hole, but operations were halted by wet spring weather. Once weather conditions improve, this program will continue up the wellbore, testing each zone of interest in sequence. Additional testing and possible fracture treatments will depend on the results obtained from each interval.

The third vertical exploration well in 2008, E-38-A, spud in late October, and was cased in November. The well is located in the Kennetcook area near N-14-A, but in a separate fault block. Total depth drilled was 1,700 meters, and casing was run to 1,500 meters. A shale section of approximately 1,000 meters is being evaluated for completion.

Future activity will move forward on the basis of ongoing technical evaluation, equipment availability, government approvals, and partner concurrence.  Triangle retains a 57% working interest and will continue as operator.  Zodiac has earned a 13% working interest in the Block and Contact Exploration continues to own its 30% working interest.

Also over the last year, we have been working to convert the Windsor Block Exploration Agreement to a Production Lease. In December 2008, we received approval in principle from the Nova Scotia government for a 10-year lease.  We have been in discussions with Energy Department officials to finalize the terms of this lease. We expect to undertake a minimum work commitment of seven more wells over the next three to five years in order to retain rights over the Block. Areas of the Block that are not adequately evaluated over that time may be subject to relinquishment.

In summary, our Windsor Block project continues to provide us with both positive results and unique challenges. Certain areas of the basin appear to contain higher than expected gas in place, and we have also drilled through greater and more diverse conventional hydrocarbon potential than originally expected. On the other hand, we have not yet been able to demonstrate commercial-level gas flow rates from the three wells completed to date.  However, we still have two wells yet to complete, and we have picked several more drilling locations to advance our quest for the signposts to commercial shale gas production.  We are actively seeking new partners, and have been in discussions with a number of parties, some of whom signed confidentiality agreements back in 2008, and others whom we’ve met recently through a concerted effort of exploiting personal contacts as well as attending industry events such as NAPE in February.

As we look ahead to the new fiscal year, we plan to proceed with the third stage of exploration on the Block.  We will continue the technical evaluation of the results from the five wells we have drilled so far, including executing new completions on the two remaining uncompleted wells.  We are actively recruiting an additional partner to accelerate our drilling program and mitigate our exploration risk.  We plan to do additional seismic work and resume drilling a multi-well program with that added partner in 2009.  Our overall goal in Nova Scotia is to continue to seek signposts for commercial production from the large shale gas resource we believe we have discovered.

Turning to New Brunswick, in May 2007, we entered into the Beech Hill farm-in Agreement with Contact which covers approximately 68,000 gross acres in the Moncton Sub-Basin of the Maritimes Basin. We were entitled to earn a 70% working interest in the block subsequent a seismic program and then electing by December 31, 2008 to drill a test well. We ran that seismic in summer and in December we elected to not drill the test well, thus dropping the option to earn in the Beech Hill Block.

While the focus of our attention in 2009 will clearly be on our Windsor Block program in Nova Scotia, we continue to actively evaluate various shale opportunities in Western Canada in Alberta and British Columbia.  Our objective is to secure an initial land position and to commence an exploration program in 2009 in a joint venture partnership.  We have undertaken a proprietary shale evaluation using public data as well as our own expertise to identify prospective shale plays.  Proceeding on any of these opportunities will depend on the quality of the prospects and availability of land, capital, and JV partners.

Let me now turn the call back over to Mark,

Mark Gustafson

Thanks, Howard.

In closing, I would like to once again say how pleased we are to have recently simplified and de-levered our balance sheet.  In the current uncertain financial and industry environment, we thought it was critical to have the financial flexibility to move at a steady, deliberate pace in our Windsor Basin exploration program. Being debt free gives us that freedom as we look for another partner and look at our options for further drilling in Nova Scotia and other exploratory opportunities. We will continue to search for ways to further enhance our financial position through appropriate fundings and continued active discussions with potential joint venture partners.

We will now be happy to take your questions.